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                                                                   Exhibit 10.10

                               THE ST. JOE COMPANY
                      DIRECTORS' DEFERRED COMPENSATION PLAN



ARTICLE 1


PURPOSES AND DEFINITIONS

1.1 PURPOSES. The purposes of the Plan are (i) to provide Directors with flexibility with respect to the form and timing of Compensation, (ii) to more closely align the interests of Directors with the interests of the Company's shareholders and (iii) to assist the Company in attracting and retaining qualified individuals to serve as Directors.

1.2 DEFINITIONS. Whenever used in the Plan, the following terms shall have the meaning set forth or referenced below:

        (a)     "Account" means a Cash Account or a Stock Account.

        (b)     "Board" means the board of directors of the Company.

        (c) "Business Day" means a day, except for a Saturday, Sunday or a legal holiday.

        (d) "Cash Account" means the account maintained by the Committee in the name of a Participant pursuant to Section 2.4(a).

        (e) "Cash Credit" means a credit to a Participant's Cash Account, expressed in whole dollars and fractions thereof, calculated pursuant to Section 2.4(a).

        (f) "Closing Price" means the closing price of the Common Stock as reported on the composite tape for New York Stock Exchange issues.

        (g)     "Committee" means the compensation committee of the Board.

        (h)     "Common Stock" means the common stock of the Company.

        (i)     "Company" means St. Joe Company and its successors.

        (j) "Compensation" means all fees payable to a Director for services to the Company as a director, including retainer fees for service on, and fees for attendance at meetings of, the Board and any committees thereof, as established by the Board from time to time, but excluding reimbursements for expenses.

        (k) "Deferred Compensation" means compensation that has been deferred pursuant to Section 2.2.

        (l) "Director" means any individual serving on the Board who is not an employee of the Company or any of its Subsidiaries, but does not include an honorary, advisory or emeritus director.

        (m) "Participant" means a Director who is a participant in the Plan, or a former Director who has an Account.


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        (n)     "Plan" means the St. Joe Company Directors' Deferred
                Compensation Plan.

        (o) "Plan Year" means the calendar year, except that for 1998, Plan Year means the period May 1, 1998 - December 31, 1998.

        (p) "Stock Account" means the account maintained by the Committee in the name of a Participant pursuant to Section 2.4(b).

        (q) "Stock Credit" means a credit to a Participant's Stock Account, calculated pursuant to Section 2.4(b).

        (r) "Stated Interest Rate" means an interest rate equal to (i) the prime rate of interest charged for corporate loans by a commercial bank selected by the Committee or (ii) such fixed or variable interest rate as the Committee may otherwise determine. The Committee shall establish the Stated Interest Rate effective as of January 1 of each Plan Year, which, once established, shall be used for all interest determinations during such Plan Year.


ARTICLE 2

PARTICIPATION IN THE PLAN

2.1     ELIGIBILITY. All Directors shall be eligible to participate in the Plan.

2.2     DEFERRED COMPENSATION.

        (a) (i) A Director may irrevocably elect, in increments of twenty-five percent (25%), to defer receipt of Compensation payable to him during the immediately succeeding Plan Year. Such election must be made in writing and delivered to the Committee on or before (x) June 30, 1998 with respect to the 1998 Plan Year and (y) thereafter, December 31 of any Plan Year effective as of January 1 of the immediately succeeding Plan Year.

           (ii) A first time nominee for Director may irrevocably elect, in increments of twenty-five percent (25%), to defer receipt of Compensation payable to him during the Plan Year in which he first becomes a Director. Such election must be made in writing and delivered to the Committee prior to the date on which such nominee becomes a Director.

        (b) A Director may, pursuant to Section 2.2(a)(i), file a new such election or revoke a prior such election each Plan Year applicable to the immediately succeeding Plan Year. If no new election or revocation of a prior election is made on or before December 31 of any Plan Year, the election, if any, in effect for such Plan Year shall continue to be effective and irrevocable for the immediately succeeding Plan Year. If a Director does not timely elect to defer receipt of Compensation payable to him during a Plan Year, no portion of such Compensation shall be deferred.


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2.3     ALLOCATION OF DEFERRED COMPENSATION. A Participant may irrevocably elect, in increments of twenty-five (25%), to initially allocate all or a portion of his Deferred Compensation to a Cash Account, a Stock Account, or a combination of both such Accounts. Any such allocation shall be specified in the deferral election made pursuant to Section
        2.2. Absent such an election, a Participant shall be deemed to have elected to allocate such Deferred Compensation to his Cash Account. Deferred Compensation allocated to a Cash Account or Stock Account shall result in Cash Credits or Stock Credits, respectively.

2.4     ACCOUNTS.

        (a) The Cash Account of a Participant shall be credited, as of the day Deferred Compensation otherwise would have been paid to such Participant, with Cash Credits equal to the dollar amount of such Deferred Compensation and shall be reduced, as of the day that any amount is distributed or transferred therefrom, by Cash Credits equal to the amount of such distribution or transfer. As of the last day of each calendar month, the Participant's Cash Account shall be credited with additional Cash Credits in an amount equal to the product of the average daily balance in his Cash Account during such month (determined after adjustment for any Deferred Compensation credited thereto and any amount distributed or transferred therefrom as of each day in such month) and an interest rate equal to the Stated Interest Rate divided by 12.

        (b) The Stock Account of a Participant shall be credited, as of the day such Deferred Compensation otherwise would have been paid to such Participant, with Stock Credits equal to the number of shares of Common Stock (including fractions of a share) that could have been purchased with the amount of such Deferred Compensation at the Closing Price of shares of Common Stock on the day as of which such Stock Account is so credited and shall be reduced, as of the day that any amount is distributed or transferred therefrom, by the number of Stock Credits attributable to such distribution or transfer. As of the date any dividend is paid to holders of shares of Common Stock, the Participant's Stock Account shall be credited with additional Stock Credits equal to the number of shares of Common Stock (including fractions of a share) that could have been purchased, at the Closing Price of shares of Common Stock on such date, with the amount that would have been paid as dividends on that number of shares of Common Stock (including fractions of a share) which is equal to the number of Stock Credits attributable to the Participant's Stock Account as of the record date of such dividend. In the case of dividends paid in property, the amount of the dividend shall be deemed to be the fair market value of the property at the time of the payment thereof, as determined in good faith by the Committee.

        (c) A Participant shall be one hundred percent (100%) vested in his Accounts at all times.


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2.5     DISTRIBUTIONS UPON TERMINATION.

        (a) Distribution of a Participant's Accounts shall be made or commence in accordance with such Participant's election as of the first Business Day of the month following the month in which such Participant's service as a Director ceases, unless the Participant has elected a later month.

        (b) A Participant may elect to receive his Accounts in monthly cash installments not to exceed one hundred twenty (120) or in a single sum. Such single sum may be paid either in cash or in whole shares of Common Stock (and cash for any fractions of a share) or in combination of both, in increments of twenty-five percent (25%), as elected by the Participant. The Committee shall distribute such Accounts in accordance with such election or, if no such election is made, in a single cash installment.

         (c) (i) In the event of an election to receive all or a portion of his Stock Account in shares of Common Stock, the Participant shall, to the extent of such election, receive one such share with respect to each Stock Credit (including any Stock Credits resulting from a transfer pursuant to the second sentence in Section 2.5(c)(ii)) allocated to his Stock Account (and cash for any fractions of a share). In the event of an election or deemed election to receive all or a portion of his Stock Account in cash, the Participant shall, to the extent of such election or deemed election, receive an amount in cash equal to the product of the number of Stock Credits allocated to his Stock Account and the Closing Price of shares of Common Stock on the last Business Day of the month immediately preceding the month in which such distribution is to be made.

              (ii) In the event of an election or deemed election by the
                   Participant to receive all or a portion of his Cash Account in cash, the Participant shall, to the extent of such election or deemed election, receive an amount in cash equal to the current balance in such Cash Account. In the event of an election by the Participant to receive all or a portion of his Cash Account in shares of Common Stock, the Participant shall be deemed to have irrevocably elected to transfer the appropriate such amount from his Cash Account to his Stock Account in accordance with Section 2.6(b) effective as of the last Business Day of the month immediately preceding the month in which such distribution is to be made.

         (d) (i) The amount of a monthly cash installment with respect to a Participant's Cash Account shall be equal to the product of the current balance in such Cash Account and a fraction, the numerator of which is one and the denominator of which is the total number of installments elected minus the number of installments previously paid.

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              (ii) The amount of a monthly cash installment with respect to such
                   Participant's Stock Account shall be equal to the product of the number of Stock Credits attributable to such installment and the Closing Price of shares of Common Stock on the last Business Day of the month immediately preceding the month in which such installment is to be paid. The number of Stock Credits attributable to an installment shall be equal to the product of the current number of Stock Credits attributable to such Stock Account and a fraction, the numerator of which is one and the denominator of which is the total number of installments elected minus the number of installments previously paid.

             (iii) All monthly cash installments shall commence and be paid as of the first Business Day of the month.

        (e) A Participant's elections referred to in of this Section 2.5 must be in writing and delivered to the Committee with such Participant's election to defer Compensation pursuant to Section 2.2(a). A Participant may at any time not less than one year prior to the date as of which the distribution of such Participant's Accounts is made or commences change such elections pursuant to an election in writing delivered to the Committee, which election shall be irrevocable during such one-year period.

2.6     TRANSFERS.

        (a) A Participant may elect, in increments of twenty-five percent (25%), to transfer all or a portion of his Stock Account to his Cash Account effective as of the first Business Day of any Plan Year. The amount to be credited to such Participant's Cash Account shall be equal to the product of the applicable percentage, as elected by the Participant, of the number of Stock Credits then credited to his Stock Account and the Closing Price of shares of Common Stock on the effective date of such transfer.

        (b) A Participant may elect, in increments of twenty-five percent (25%), to transfer all or a portion of his Cash Account to his Stock Account effective as of the First Business day of any Plan Year. The number of Stock Credits to be credited to such Participant's Stock Account shall be equal to the number of shares of Common Stock (including fractions of a share) that could have been purchased with the value of the applicable percentage (as elected by the Participant) of the Cash Account at the Closing Price of shares of Common Stock on the effective date of such transfer.

        (c) Any transfer under this Section 2.6 must be made pursuant to an irrevocable election in writing delivered to the Committee prior to the date as of which such transfer is to be effective.

2.7     DISTRIBUTION UPON DEATH.


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        Notwithstanding any other provision of this Plan, upon the death of a
        Participant, the Committee shall pay all of such Participant's Cash Account and Stock Account in a single cash sum to such person or persons or the survivors thereof, including companys, unincorporated associations or trusts, as the Participant may have designated. All such designations shall be made in writing and delivered to the Committee. A Participant may from time to time revoke or change any such designation by written notice to the Committee. If there is no person or persons designated, or if such persons shall have all predeceased the Participant or otherwise ceased to exist, such distributions shall be made to the executor or administrator of the Participant's estate. Any distribution under this Section 2.7 shall be made as soon as practicable following the end of the month in which the Committee is notified of the Participant's death or is satisfied as to the identity of the appropriate payee(s), whichever is later. The amount of such single cash sum payable under this Section 2.7 with respect to such Participant's Stock Account shall be equal to the product of the number of Stock Credits with which such Stock Account then is credited and the Closing Price of shares of Common Stock on the last Business Day of the month immediately preceding the month of such Participant's death.

2.8 WITHHOLDING TAXES. The Company shall deduct from all Compensation and payments under the Plan any taxes required to be withheld by federal, state, or local governments.


ARTICLE 3


ADMINISTRATION

3.1 AUTHORITY. The Committee shall have full power and authority to administer the Plan, including the power to (i) promulgate forms to be used with respect to the Plan, (ii) promulgate rules of Plan administration, (iii) settle any disputes as to rights or benefits arising from the Plan, (iv) interpret the terms of the Plan and (v) make such decisions or take such action as the Committee, in its sole discretion, deems necessary or advisable to aid in the proper administration of the Plan.

3.2 ELECTIONS, NOTICES. All elections and notices required to be provided to the Committee under the Plan must be in such form or forms prescribed by, and contain such information as is required by, the Committee.

3.3 AGENTS. The Committee may appoint one or more individuals, who may be employees of the Company, to be the Committee's agents with respect to the administration of the Plan. In addition, the Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel, who may be counsel to the Company.

3.4 BINDING EFFECT OF DECISIONS. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and

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        application of the Plan and the rules and regulations promulgated hereunder shall be final and binding upon all persons having any interest in the Plan.

3.5 INDEMNITY OF COMMITTEE AND AGENTS. The Company shall indemnify and hold harmless the members of the Committee and its agents against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.


ARTICLE 4


SHARES AUTHORIZED

4.01 NUMBER. The Board shall from time to time authorize and make available for issuance under the Plan, in accordance with the provisions hereof, such number of shares of Common Stock as it deems necessary or advisable. Shares of Common Stock issuable under the Plan may be taken either from authorized but unissued or treasury shares, as determined by the Company.

4.02 ADJUSTMENTS. If at any time the number of outstanding shares of Common Stock shall be increased as the result of any stock dividend, stock split, subdivision or reclassification of shares, the number of shares of Common Stock authorized under Section 4.01 and the number of Stock Credits with which each Participant's Stock Account is credited shall be increased in the same proportion as the outstanding number of shares of Common Stock is increased. If the number of outstanding shares of Common Stock shall at any time be decreased as the result of any combination, reverse stock split or reclassification of shares, the number of shares of Common Stock authorized under Section 4.01 and the number of Stock Credits with which each Participant's Stock Account is credited shall be decreased in the same proportion as the outstanding number of shares of Common Stock is decreased. In the event the Company shall at any time be consolidated with or merged into any other company and holders of shares of Common Stock receive shares of the capital stock of the resulting or surviving company, there shall be credited to each Participant's Stock Account, in place of the Stock Credits then credited thereto, new Stock Credits in an amount equal to the product of the number of shares of capital stock exchanged for one share of Common Stock upon such consolidation or merger and the number of Stock Credits with which the Participant's Account then is credited, and the number of shares of Common Stock authorized under Section 4.01 shall be similarly adjusted. If in such a consolidation or merger, holders of shares of Common Stock shall receive any consideration other than shares of the capital stock of the resulting or surviving company or its parent company, the Committee, in its sole discretion, shall determine the appropriate change in Participants' Accounts.



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ARTICLE 5


MISCELLANEOUS

5.1 UNFUNDED PLAN. No promise hereunder shall be secured by any specific assets of the Company, nor shall any assets of the Company be designated as attributable or allocated to the satisfaction of such promises. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company.

5.2 NON-ALIENATION OF BENEFITS. No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void. No such benefit, prior to receipt thereof pursuant to the provisions of the Plan, shall be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

5.3 INVALIDITY. If any term or provision contained herein is to any extent invalid or unenforceable, such term or provision will be reformed so that it is valid, and such invalidity or unenforceability will not affect any other provision or part hereof.

5.4 GOVERNING LAW. This Plan shall be governed by the laws of the State of Florida, without regard to the conflict of law provisions thereof.

5.5 AMENDMENT, MODIFICATION AND TERMINATION OF THE PLAN. The Board at any time may terminate and in any respect amend or modify the Plan; provided, however, that no such termination, amendment or modification shall adversely affect the rights of any Participant or beneficiary, including his rights with respect to Cash Credits or Stock Credits credited prior to such termination, amendment or modification, without his consent.

5.6 SUCCESSORS AND HEIRS. The Plan and any properly executed elections hereunder shall be binding upon the Company and Participants, and upon any assignee or successor in interest to the Company and upon the heirs, legal representatives and beneficiaries of any Participant.

5.7 STATUS AS SHAREHOLDERS. Stock Credits are not, and do not constitute, shares of Common Stock, and no right as a holder of shares of Common Stock shall devolve upon a Participant unless and until such shares are issued to the Participant.

5.8 RIGHTS. Participation in this Plan shall not give any Director the right to continue to serve as a member of the Board or any rights or interests other than as herein provided.

5.9 USE OF TERMS. The masculine includes the feminine and the plural includes the singular, unless the context clearly indicates otherwise.


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5.10    STATEMENT OF ACCOUNTS. Within the first sixty days of each Plan Year, each Participant in the Plan during the immediately preceding Plan Year shall receive a statement of his Accounts under the Plan as of December 31 of such preceding Plan Year. Such statement shall be in a form and contain such information as is deemed appropriate by the Committee.

5.11 COMPLIANCE WITH LAWS. This Plan and the offer, issuance and delivery of shares of Common Stock and/or the payment and deferral of Compensation under this Plan are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal reporting, registration, insider trading and other securities laws) and to such approvals by any listing agency or any regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under this Plan be subject to such restrictions, and the person acquiring the securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements.

5.12 PLAN CONSTRUCTION. Anything in this Plan to the contrary notwithstanding, is the intent of the Company that all transactions under the Plan satisfy the applicable requirements of Rule 16b-3 so that a Director will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 of the Securities Exchange Act of 1934, as amended, and will not be subjected to avoidable liability thereunder. To the extent any provision of the Plan, action by the Committee or election by a Director fails to so comply, it shall be deemed null and void to the extent permitted by law.

5.13 HEADINGS NOT PART OF PLAN. Headings and subheadings in the Plan are inserted for reference only and are not to be considered in the construction of the Plan.

5.14 EFFECTIVE DATE. This Plan has been approved by the Board and shall become effective as of July 1, 1998.

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